Exhibit 99.1

For release:  August 6, 2014

Contact: Gerald Coggin, Sr. VP of Corporate Relations

Phone: (615) 890-2020

NHC Reports Second Quarter Earnings

MURFREESBORO, Tenn. -- National HealthCare Corporation (NYSE MKT:  NHC, NHC.PRA), the nation's oldest publicly traded senior health care company, today announced net income available to common shareholders for the quarter ended June 30, 2014 of $10,344,000 compared to $12,174,000 for the quarter ended June 30, 2013.  Financial results for the second quarter of 2014 compared to the prior year period were negatively impacted by a decrease in non-operating income and also start-up expenses incurred from the eleven newly leased or constructed skilled nursing centers.  Excluding the decrease in non-operating income and the start-up losses from the eleven skilled nursing centers, net income available to common shareholders for the quarter ended June 30, 2014 would have been $12,414,000, which is an increase of 2.0% over the same three month period in 2013.

Net operating revenues for the three months ended June 30, 2014 totaled $216,555,000 compared to $192,011,000 for the same three months of 2013, an increase of 12.8%.  Net income was $0.75 per common share basic for the quarter ended June 30, 2014 compared to $0.88 per common share basic for the quarter ended June 30, 2013.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following:  liabilities and other claims asserted against us and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries, the ability of third parties for whom we have guaranteed debt to refinance certain short term debt obligations; and other factors referenced or incorporated by reference in the S.E.C. filings.  The risks included here are not exhaustive.  All forward-looking statements represent NHC’s best judgment as of the date of this release.

About NHC

NHC affiliates operate for themselves and third parties 73 skilled nursing centers with 9,410 beds.  NHC affiliates also operate 37 homecare programs, five independent living centers and 18 assisted living communities.  NHC’s other services include Alzheimer’s units, long-term care pharmacies, hospice, a rehabilitation services company, and providing management and accounting services to third parties. Other information about the company can be found on our web site at www.nhccare.com.

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Consolidated Statements of Income
(in thousands, except share and per share amounts)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2014	2013	2014	2013
Revenues:	(unaudited)		(unaudited)
Net patient revenues	$ 205,632	$ 178,401	$ 405,401	$ 356,831
Other revenues	10,923	13,610	21,685	29,558
Net operating revenues	216,555	192,011	427,086	386,389

Costs and Expenses:
Salaries, wages and benefits	125,614	109,358	245,339	216,421
Other operating	55,696	48,728	111,438	103,139
Facility rent	9,913	9,870	19,799	19,738
Depreciation and amortization	8,605	6,972	16,505	13,928
Interest	644	82	934	166
Total costs and expenses	200,472	175,010	394,015	353,392

Income Before Non-Operating Income	16,083	17,001	33,071	32,997
Non-Operating Income	4,281	6,632	8,853	13,250

Income Before Income Taxes	20,364	23,633	41,924	46,247
Income Tax Provision	(7,853)	(9,291)	(16,184)	(18,100)

Net Income	12,511	14,342	25,740	28,147

Dividends to Preferred Stockholders	(2,167)	(2,168)	(4,335)	(4,336)

Net Income Available to Common Stockholders	$ 10,344	$ 12,174	$ 21,405	$ 23,811

Earnings Per Common Share
Basic	$ 0.75	$ 0.88	$ 1.54	$ 1.72
Diluted	$ 0.72	$ 0.86	$ 1.50	$ 1.68

Weighted average common shares outstanding
Basic	13,868,470	13,816,536	13,855,900	13,838,936
Diluted	14,282,785	16,682,970	14,226,887	16,708,889

Dividends declared per common share	$ 0.34	$ 0.32	$ 0.66	$ 0.62

Balance Sheet Data
(in thousands)	June 30	Dec. 31
	2014	2013
Cash and marketable securities	$ 193,376	$ 186,714
Restricted cash and marketable securities	162,405	155,932
Current assets	311,014	299,666
Property and equipment, net	502,288	456,798
Total assets	1,044,589	984,358
Current liabilities	160,020	167,760
Long-term debt	10,000	10,000
Stockholders' equity	716,807	688,112

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Selected Operating Statistics
(unaudited)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2014	2013	2014	2013
Per Diems:
Medicare	$ 433.88	$ 422.78	$ 432.90	$ 425.74
Managed Care	$ 396.04	$ 394.51	$ 397.77	$ 405.80
Medicaid	$ 168.51	$ 163.26	$ 168.88	$ 164.24
Private Pay and Other	$ 210.28	$ 199.15	$ 211.54	$ 198.61

Patient Days:
Medicare	124,624	121,023	250,772	241,939
Managed Care	47,151	34,762	91,104	70,803
Medicaid	313,426	259,461	614,201	514,886
Private Pay and Other	176,740	145,485	339,733	291,437
	661,941	560,731	1,295,810	1,119,065

Average Per Diem	$ 245.83	$ 242.92	$ 247.25	$ 245.01